EXHIBIT 99.1

EPL Reports Recently Evaluated Year-End 2012 Probable Reserve Estimates

NEW ORLEANS, March 18, 2013 (GLOBE NEWSWIRE) -- EPL Oil & Gas, Inc. (EPL or the Company) (NYSE:EPL) today reported probable reserve estimates provided by its third party engineering firm, Netherland, Sewell & Associates, Inc. (NSAI) totaling 15.9 million barrels of oil equivalent (Boe) as of year-end 2012.

Highlights

  Oil-weighted probable reserves of 15.9 Mmboe (66% oil), representing a 13% increase year over year
  Excludes any probable reserves associated with the recently acquired Hilcorp assets; evaluation of those assets is ongoing
  Year-end 2012 PV-10 estimated at $2.5 billion for 2P reserves using SEC prices (see discussion of PV-10 in the appendix)

As previously reported, EPL's proved reserves at year-end 2012 stood at 77.4 Mmboe (61% oil), representing an increase of 109% compared to estimated proved reserves at the prior year-end. EPL's third party engineering firm, NSAI, recently evaluated probable reserves associated with the Company's proven reserve base at year-end 2012 totaling 15.9 million Boe, up 13% from year-end 2011. The estimated probable reserves are comprised of 66% oil and 52% are related to performance of the proved developed reserves and therefore have no associated capital requirements. Probable reserves associated with EPL's recent Hilcorp acquisition of oil-weighted properties have not been evaluated; therefore the probable reserves and value from those properties are not included in any of the figures included in this press release. The evaluation of probable reserves associated with the acquired Hilcorp assets will be completed during the year.

The estimated present value of the future net cash flows before income taxes of the Company's evaluated probable oil and natural gas reserves at the end of 2012 using a discount rate of 10% (PV-10) was approximately $0.5 billion as calculated consistent with SEC guidelines and pricing. On a 2P basis (meaning both proved and evaluated probable reserves), the Company's PV10 value at the end of 2012 was approximately $2.5 billion. All estimated development, P&A and decommissioning costs are included in the calculation of PV-10 (calculation excludes any probability weighting; PV-10 is a non-GAAP measure; see table below and discussion of PV-10 in the appendix).

2P RESERVES AND PV-10 VALUES

Reserve Category	Oil (Mmbo)	Gas (Bcf)	Mmboe	PV10 YE ($Billion)(1)
Proved Developed	37.9	120.7	58.0	1.5
Proved Undeveloped	9.5	59.3	19.4	0.5
Proved (1P)	47.4	180.0	77.4	2.0
Probables (2)	10.5	32.4	15.9	0.5
Proved + Probables (2P) (2)	57.9	212.4	93.3	2.5

(1) The estimated present value of the future net cash flows before income taxes of the Company's estimated proved and evaluated probable oil and natural gas reserves at the end of 2012 using a discount rate of 10% (PV-10) as calculated consistent with SEC guidelines and 2012 proved pricing of $105.13 per barrel of oil and $2.92 per Mcf of natural gas, and 2012 probable pricing of $109.39 per barrel of oil and $2.74 per Mcf of natural gas.
(2) Excluding any probable reserves associated with the Hilcorp assets

All of the Company's probable reserves are based upon third party engineering estimates prepared by NSAI. All of EPL's proved reserve figures are based upon third party estimates prepared by NSAI (all properties other than the properties acquired from Hilcorp) and W.D. Von Gonten & Co. (Hilcorp properties).

Description of the Company

Founded in 1998, EPL is an independent oil and natural gas exploration and production company based in New Orleans, Louisiana, and Houston, Texas. The Company's operations are concentrated in the U.S. Gulf of Mexico shelf, focusing on the state and federal waters offshore Louisiana. For more information, please visit www.eplweb.com.

Forward-Looking Statements

This press release may contain forward-looking information and statements regarding EPL. Any statements included in this press release that address activities, events or developments that EPL "expects," "believes," "plans," "projects," "estimates" or "anticipates" will or may occur in the future are forward-looking statements. We believe these judgments are reasonable, but actual results may differ materially due to a variety of important factors. Among other items, such factors might include: hurricane and other weather-related interference with business operations; the effects of delays in completion of, or shut-ins of, gas gathering systems, pipelines and processing facilities; stock market conditions; the trading price of EPL's common stock; cash demands caused by planned and unplanned capital expenditures; changes in general economic conditions; uncertainties in reserve and production estimates, particularly with respect to internal estimates that are not prepared by independent reserve engineers; even less certainty with respect to estimates of probable reserves than for proved reserves; unanticipated recovery or production problems; changes in legislative and regulatory requirements concerning safety and the environment as they relate to operations; oil and natural gas prices and competition; the impact of derivative positions; production expenses and expense estimates; cash flow and cash flow estimates; future financial performance; drilling and operating risks; our ability to replace oil and gas reserves; risks and liabilities associated with properties acquired in acquisitions; integration of acquired assets; volatility in the financial and credit markets or in oil and natural gas prices; and other matters that are discussed in EPL's filings with the Securities and Exchange Commission. (http://www.sec.gov/)

Appendix

PV-10 Definition and Discussion

PV-10 may be considered a non-GAAP financial measure as defined by the SEC. We believe that the presentation of PV-10 is relevant and useful to our investors as supplemental disclosure to the standardized measure, or after-tax amount, because it presents the discounted future net cash flows attributable to our proved and/or probable reserves before taking into account future corporate income taxes and our current tax structure. Because the standardized measure is dependent on the unique tax situation of each company, our calculation may not be comparable to those of our competitors. Because of this, PV-10 can be used within the industry and by creditors and securities analysts to evaluate estimated net cash flows from proved reserves on a more comparable basis.

CONTACT: Investors/Media

         T.J. Thom, Chief Financial Officer
         504-799-1902
         tthom@eplweb.com